UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2007
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Robert G. Andersen, the Chief Financial Officer and Vice President of Operations, Treasurer and Secretary of Idera Pharmaceuticals, Inc. (the “Company”), ceased to be an employee effective July 31, 2007. The Company had previously announced Mr. Andersen’s plans to leave the Company in the Current Report on Form 8-K that it filed with the Securities and Exchange Commission on May 21, 2007.
     Effective August 1, 2007, Donna A. Lopolito will perform the functions of the chief financial officer on an interim, part-time basis until the Company hires a new Chief Financial Officer. Ms. Lopolito will be providing services to the Company under a letter agreement dated July 19, 2007 between the Company and AccountAbility Outsourcing, Inc. (“AccountAbility”), an accounting outsourcing firm. Under the terms of the letter agreement, AccountAbility has agreed to make available to the Company additional staff as needed during the term of the engagement. The term of the engagement is six months, but either the Company or AccountAbility may cancel the engagement earlier by providing two weeks prior notice. The Company anticipates paying AccountAbility approximately $18,000 per month under the letter agreement, subject to the number of hours worked by Ms. Lopolito and whether additional AccountAbility staff services are provided.
     Since October 2003, Ms. Lopolito, age 49, has served as a consultant to AccountAbility providing interim chief financial officer services to clients of AccountAbility, which she also did from January 2001 until April 2002. From April 2002 until September 2003, Ms. Lopolito was the Chief Financial Officer for BioLink Corporation, a biotechnology/medical device manufacturing and research company. Ms. Lopolito is a Certified Public Accountant and holds a Bachelor of Science in Accountancy from Bentley College.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: August 3, 2007	By:	/s/ Sudhir Agrawal
Sudhir Agrawal
Chief Executive Officer